Exhibit 15.1

November 3, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 4, 2021 on our review of the interim statements of operations and of changes in net assets of MidCap Financial Investment Corporation for the three-month and six-month periods ended September 30 2021, and the interim statement of cash flows of for the six-month period ended September 30 2021, including the related notes of MidCap Financial Investment Corporation, which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statement on FormN-2 (N0.333-238518) of MidCap Financial Investment Corporation.

Very truly yours,

/s/PricewaterhouseCoopers LLP

New York, New York